Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of incorporation

Athene Life Re Ltd.	Bermuda

Athene USA Corporation	Iowa

AGER Bermuda Holding Ltd.	Bermuda

Athene Deutschland Verwaltungs GmbH	Germany

Athene Deutschland Holding GmbH & Co. KG	Germany

Athene Deutschland GmbH	Germany

Athene Lebensversicherung AG	Germany

Athene Pensionskasse AG	Germany

Athene Deutschland Anlagemanagement GmbH	Germany

Athene Real Estate Management Company S.a.r.l	Luxembourg

Athene Employee Services, LLC	Iowa

Athene London Assignment Corporation	Delaware

Athene Assignment Corporation	Delaware

Athene Annuity & Life Assurance Company	Delaware

ACM Trademarks, L.L.C	Iowa

ARPH (Headquarters Building), LLC	Iowa

Athene Life Insurance Company	Delaware

Athene Annuity and Life Company	Iowa

P.L. Assigned Services, Inc.	New York

Athene Annuity & Life Assurance Company of New York	New York

Structured Annuity Reinsurance Company	Iowa

Athene Securities, LLC	Indiana

Centralife Annuities Service, Inc.	Arizona

Athene Re USA IV, Inc.	Vermont

AREI (Renaissance), LLC	Iowa

AREI (Marketplace), LLC	Iowa

AREI (Boyette), LLC	Iowa

AREI (Cedar Valley), LLC	Iowa

AREI (Watson), LLC	Iowa

AREI (Brookfield), LLC	Iowa

AREI (CPB), LLC	Iowa

AREI (Norwood-TX), LLC	Iowa

AREI (US Forest-WY), LLC	Iowa

AREI (BLM-NV), LLC	Iowa

Athene Life Insurance Company of New York	New York

Elemantae S.A.	Luxembourg

Athene UK Services Ltd.	United Kingdom

Exhibit 21.1

Subsidiary	Jurisdiction of incorporation

AADE RML, LLC	Iowa

AAIA RML, LLC	Iowa

Athene Bermuda Employee Company Ltd.	Bermuda

Athene IP Holding Ltd.	Bermuda

ARE Land Development, Inc.	Iowa

ACM Investors, LLC	Iowa

Presidential Life, LLC	Delaware

NCL Athene, LLC	Delaware